Registration No. 333-120496 Rule 424(b)(3)
Pricing Supplement		Pricing Supplement Number 22 (d) Dated Monday, June 20, 2005
CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XDJ2	$6,325,000.00	1.000%	$6,261,750.00	Fixed	4.750%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivors Option	Product Ranking	Moody's Ranking	S & P Rating
06/15/2010	12/15/2005	$22.69	Yes	Senior Unsecured Notes	A1	A

Redemption Information: Callable at 100.000% on 06/15/2006 and every coupon date thereafter.

Note: Matures 06/15/2010

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, HSBC Securities (USA) Inc., Incapital, LLC.
Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup., Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, RBC Dain Rauscher Inc., UBS Financial Services, Inc., Wachovia Securities LLC.

The HSBC Finance InterNotes will be subject to redemption at the option of HSBC Finance Corporation in whole on the interest payment date occurring any time on or after 06/15/2006 at a redemption price equal to 100% of the principal amount of the HSBC Finance InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

HSBC Finance Corporation 2700 Sanders Road Prospect Heights, IL 60070

Trade Date: Monday, June 20, 2005 @ 12:00 PM ET
Settlement Date: Thursday, June 23, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades Settle Flat and clear SDFS: DTC Book Entry Only
DTCNumber: 0443 via Pershing, LLC
InterNotes® is a registered trademark of
Incapital Holdings LLC
All rights reserved.

						HSBC Finance Corporation $5,000,000,000 HSBC Finance InterNotes Prospectus Dated 17-Dec-04 Page 1 of 1